Exhibit 99.1


   Geron Corporation Reports 2003 Second Quarter Results and Events


    MENLO PARK, Calif.--(BUSINESS WIRE)--July 30, 2003--Geron Corporation (Nasdaq:GERN) today reported financial results for the three and six months ended June 30, 2003.
    For the second quarter of 2003, the company reported a net loss of $9.3 million or $(0.32) per share compared to $9.0 million or $(0.37) per share in the second quarter of 2002. Net loss for the first six months of 2003 was $17.2 million or $(0.63) per share compared to $19.5 million or $(0.79) per share for the same period in 2002.
    Revenues for the second quarter of 2003 were $285,000 compared to $111,000 for the comparable period in 2002. Revenues for the second quarter of 2003 included funding received under collaborative agreements with various biotechnology companies, royalty revenues under license agreements with companies for sales of telomerase-based diagnostic kits, and license fee revenues recognized from sublicense agreements or license option agreements with multiple companies for nuclear transfer and telomerase technology. The increase in revenue in 2003 reflected new license agreements signed for Geron's telomerase technology during the second quarter of 2003.
    Operating expenses for the second quarter of 2003 were $8.9 million compared to $9.6 million for the comparable period in 2002. The decrease in operating expenses is the net result of reduced personnel-related costs and the increased level of expenses related to manufacturing of the company's telomerase inhibitor compounds for pre-clinical studies.

    Second Quarter 2003 Highlights:

    -- Cell Transplantation published research results that describe the production of hepatocytes, the basic functional cells of the liver, from human embryonic stem cells (hESCs). The studies demonstrate that cells with multiple characteristics of hepatocytes, including drug-metabolizing enzyme activity, can be reproducibly differentiated from hESCs. These cells have potential for widespread use in drug discovery research as well as for transplantation therapy for patients with liver failure.

    -- At the 2003 Keystone Symposium, Geron scientists presented data showing engraftment of hESC-derived dopaminergic neurons transplanted into the brains of a rat model of Parkinson's disease and the production of pure populations of hESC-derived cardiomyocytes. Also, in four separate presentations, Geron scientists described studies that defined the properties and biological stability of hESCs over long-term culture.

    -- Geron presented positive preliminary results from a Phase 1 clinical trial of telomerase immunotherapy for metastatic prostate cancer. The data suggested the vaccinations were very well tolerated, without any adverse effects attributable to the treatment. Vaccination resulted in the generation of an anti-telomerase immune response in almost all patients. Importantly, vaccination resulted in a reduction in circulating tumor cells in seven out of seven patients who had elevated metastasizing cells at study onset.

    -- In April 2003, Geron sold 4.4 million shares of Geron common stock to two investors for net proceeds of approximately $19.0 million. In connection with the sale, the company issued warrants to purchase an additional 600,000 shares at a premium.

    -- The U.S. Patent Office granted U.S. Patent No. 6,548,298, with claims directed to the use of oligonucleotide drugs to inhibit telomerase in patients. Telomerase inhibitors of this type, including GRN163, are currently undergoing pre-clinical testing at Geron for use in treating a range of human cancers.

    -- Blood published research data from Geron collaborator, Dr. Mickie Bhatia and his colleagues at the Robarts Research Institute, that show that hematopoietic cells, which generate the cellular components of blood, can be produced from hESCs using a scalable process suitable for production of therapeutic cells. Such hESC-derived hematopoietic cells have potential applications in bone marrow transplantation procedures and also in generating immunological tolerance to other hESC-derived transplanted cells.

    -- In May 2003, Geron amended its series D convertible debentures to provide for an automatic conversion into equity on the maturity date. During May and June 2003, all of the outstanding series D convertible debentures had converted into Geron common stock. No debentures remained outstanding as of June 30, 2003.

    -- Transgenomic, Inc. and Geron entered into a licensing agreement covering manufacture of phosphoramidate and thio-phosphoramidate oligonucleotides. The rights are an extension of Transgenomic's prior license covering manufacture of these compounds for research applications. Geron will receive a royalty on Transgenomic's sales of research diagnostic and therapeutic products under the agreement.

    -- The U.S. Patent Office granted U.S. Patent No. 6,576,464, with claims directed to pluripotent stem cells that are engineered to permit the elimination of any undifferentiated cells that might remain after production of a batch of differentiated cells. The technology would be used, if needed, to provide an additional level of safety for cell therapies made from human embryonic stem cells.

    -- The Human Fertilization & Embryology Authority (HFEA), the governing agency in the United Kingdom granted to the Roslin Institute the first license to derive new human embryonic stem cells (hES cells) from donated unused embryos created as a result of in vitro fertilization treatment. The Institute's research, funded by and conducted in collaboration with Geron, seeks to establish new hES cell lines as well as to improve the technology to produce and maintain hES cells in culture.

    Geron is a biopharmaceutical company focused on developing and commercializing therapeutic and diagnostic products for applications in oncology and regenerative medicine, and research tools for drug discovery. Geron's product development programs are based upon three patented core technologies: telomerase, human embryonic stem cells and nuclear transfer.

    This news release may contain forward-looking statements made pursuant to the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. Investors are cautioned that such forward-looking statements in this press release regarding potential applications of Geron's technologies constitute forward-looking statements that involve risks and uncertainties, including, without limitation, risks inherent in the development and commercialization of potential products, need for future capital and maintenance of our intellectual property rights. Actual results may differ materially from the results anticipated in these forward-looking statements. Additional information on potential factors that could affect our results and other risks and uncertainties are detailed from time to time in Geron's periodic reports, including the quarterly report on Form 10-Q for the quarter ended June 30, 2003.

    Additional information about the company can be obtained at http://www.geron.com.


                           GERON CORPORATION
            CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                              (UNAUDITED)


                         THREE MONTHS ENDED       SIX MONTHS ENDED
                              JUNE 30,                JUNE 30,
(In thousands, except
 share and per share       2003        2002        2003        2002
 amounts)              ----------- ----------- ----------- -----------


Revenues from
 collaborative
 agreements                   $36         $15         $72        $530
License fees and
 royalties                    249          96         475         207
                       ----------- ----------- ----------- -----------
   Total revenues             285         111         547         737

Operating expenses:
  Research and
   development              7,772       8,146      14,736      18,310
  General and
   administrative           1,166       1,453       2,508       3,049
                       ----------- ----------- ----------- -----------
    Total operating
     expenses               8,938       9,599      17,244      21,359
                       ----------- ----------- ----------- -----------
Loss from operations       (8,653)     (9,488)    (16,697)    (20,622)

Interest and other
 income                       394         665         670       1,536
Debenture conversion
 expense                     (779)         --        (779)         --
Interest and other
 expense                     (250)       (185)       (414)       (397)
                       ----------- ----------- ----------- -----------
Net loss                  $(9,288)    $(9,008)   $(17,220)   $(19,483)
                       =========== =========== =========== ===========


Basic and diluted net
 loss per share            $(0.32)     $(0.37)     $(0.63)     $(0.79)
                       =========== =========== =========== ===========
Weighted average
 shares used in
 computing basic and
 diluted net loss per
 share                 29,452,031  24,674,456  27,193,803  24,582,423
                       =========== =========== =========== ===========



                 CONDENSED CONSOLIDATED BALANCE SHEETS


                                               JUNE 30,   DECEMBER 31,
(In thousands)                                   2003         2002
                                             ----------- -------------
                                             (Unaudited)   (Note 1)
Current assets:
  Cash, restricted cash and cash equivalents    $11,486        $5,134
  Marketable securities                          42,330        42,383
  Interest and other receivables                    665           704
  Other current assets                            1,177         2,548
                                             ----------- -------------
Total current assets                             55,658        50,769

Property and equipment, net                       1,983         2,444
Deposits and other assets                           768           772
Intangible assets                                 5,251         6,684
                                             ----------- -------------
                                                $63,660       $60,669
                                             =========== =============

Current liabilities                              $7,915        $9,383
Noncurrent liabilities                            3,602        21,545
Stockholders' equity                             52,143        29,741
                                             ----------- -------------
                                                $63,660       $60,669
                                             =========== =============

Note 1: Derived from audited financial statements included in Geron's Annual Report on Form 10-K, filed with the SEC.



    CONTACT: Geron Corporation
             Olivia Bloom, 650-473-7765